Exhibit 99.10

Execution version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of February 17, 2014 (this “Guarantee”), by Fosun Industrial Co., Limited, a corporation organized under the laws of Hong Kong (the “Guarantor”), in favor of Chindex International, Inc., a Delaware corporation (the “Guaranteed Party”).

This Guarantee is one of two substantially identical limited guarantees (such other limited guarantee, the “Other Guarantee”), with the Other Guarantee being made by TPG Asia VI, L.P., a Cayman Islands limited partnership (“Sponsor”), to the Guaranteed Party on the date of this Guarantee.

1.                                      GUARANTEE.  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent”), Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, as primary obligor and not merely as surety, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual payment, performance and discharge of (A) 50% of the payment obligations of Parent and Merger Sub to the Guaranteed Party under Sections 8.2 and 8.3(c), and (B) 50% of the reimbursement obligations of Parent and Merger Sub under Sections 8.3(d), 9.11 and 9.12(c) (the “Enforcement Expense Obligations”) of the Merger Agreement strictly in accordance therewith (the obligations described in foregoing clauses (A) and (B), collectively, subject to the Cap (as defined below), the “Guaranteed Obligations”); provided, that in no event shall the Guarantor’s aggregate liability for the Guaranteed Obligations exceed the sum of (x) 50% of the Parent Termination Fee and (y) 50% of the Enforcement Expense Obligations that have been paid or are payable by Parent (such limitation on the liability the Guarantor may have for the Guaranteed Obligations being herein referred to as the “Cap”), and this Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 8 and 9 hereof).  Notwithstanding anything to the contrary set forth in this Guarantee, if the Guaranteed Party terminates the Merger Agreement pursuant to Section 8.1(i) thereof, then the applicable percentage of the Guarantor under this Guarantee shall be 100% and the applicable percentage of Sponsor under the Other Guarantee shall be 0%.  This Guarantee may be enforced for the payment of money only.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Guarantee.

If Parent fails to discharge any Guaranteed Obligations when due, then the Guarantor shall, on the Guaranteed Party’s demand, forthwith pay, perform and discharge, or cause to be paid, performed and discharged, all of the Guaranteed Obligations, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to pay, perform and discharge the Guaranteed Obligations, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations.

The Guaranteed Party hereby agrees that the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guarantee or the Merger Agreement other than expressly set forth in this Guarantee, the Support Agreement and the Equity Commitment Letter to which the Guarantor is a party.  The Guaranteed Party further agrees that in the event that Parent has any unsatisfied Guaranteed Obligations, payment by the Guarantor of its applicable percentage of the unsatisfied Guaranteed Obligations shall constitute satisfaction in full of the Guarantor’s obligations under this Guarantee.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the unsatisfied Guaranteed Obligations, regardless of whether any such action is brought against Parent or the Other Guarantor, or whether Parent or the Other Guarantor is joined in any such action or actions.

2.                                      NATURE OF GUARANTEE.  The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub (except in the case where this Guarantee is terminated in accordance with Section 8 hereof).  Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, this Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder as if such payment had not been made.  This Guarantee is a guarantee of payment and not of collection.

3.                                      CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement, without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The liability of the Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (except in the case where this Guarantee is terminated in accordance with Section 8 hereof): (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or the Guarantor; (b) the invalidity or unenforceability of the Merger Agreement, but only to the extent resulting from any lack of corporate power or authority of Parent or Merger Sub, or any officer of Parent or Merger Sub who executes the merger agreement; (c) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any extension, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (d) any change in the legal existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (f) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Guarantee, the Merger Agreement or any related agreement or document; (g) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement); or (h) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations.  To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement and notices to Guarantor pursuant to this Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than defenses to the payment of Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Guarantee or fraud or willful misconduct of the Guaranteed Party). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee (subject to the Cap), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until the Guaranteed Obligations shall have been paid in full.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Guarantee (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Guarantee, whether matured or unmatured, or to be held as collateral for Guaranteed Obligations thereafter arising.

Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Guaranteed Party hereby agrees that:  (i) to the extent Parent and Merger Sub are relieved of any of their obligations under Sections 8.2, 8.3(c), 8.3(d), 9.11 and 9.12(c) of the Merger Agreement, the Guarantor shall be similarly relieved of its obligations under this Agreement, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Guarantee that would be available to Parent or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or its Affiliates, or breach by the Guaranteed Party of any of the terms or provisions hereof.

4.                                      NO WAIVER:  CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Merger Sub, the Other Guarantor or any other Person liable for any Guaranteed Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub, the Other Guarantor or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as matter of Law, of the Guaranteed Party.  Nothing in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party.

5.                                      REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a)                                 it is a corporation duly formed, validly existing and in good standing under the Laws of Hong Kong, it has the requisite power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee have been duly authorized and approved by all necessary action and do not contravene any provision of the Guarantor’s organizational documents or any Law, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)                                 all consents or approvals of, or filings, declarations or registrations with, any Governmental Entity necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made;

(c)                                  assuming due execution and delivery of the Merger Agreement and this Guarantee by the Guaranteed Party, this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d)                                 the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

The Guaranteed Party hereby represents and warrants that:

(a)                                 it is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, it has the requisite corporate or other power and authority to execute, deliver and perform this Guarantee, and the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, bylaws, or any Law, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b)                                 all consents or approvals of, or filings, declarations or registrations with, any Governmental Entity necessary for the due execution, delivery and performance of this Guarantee by the Guaranteed Party have been obtained or made; and

(c)                                  assuming due execution and delivery of the Merger Agreement by all parties thereto and of this Guarantee by the Guarantor, this Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at Law).

6.                                      NO ASSIGNMENT.  Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder, in whole or in part, to any other Person (whether by operation of Law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that the Guarantor may assign all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment shall relieve the Guarantor of its obligations hereunder as a primary obligor.  Any purported assignment in violation of the provisions of this Guarantee shall be null and void ab initio.

7.                                      NOTICES.  Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by overnight courier, delivery fees prepaid, or by facsimile:

if to the Guarantor:

Qiao Yang

Shanghai Fosun Pharmaceutical Group Co., Ltd.

9th Floor, No.2 East Fuxing Road,

Shanghai 200010, PRC

Tel: +86 21 23138000*8185/23128185

Fax: +86 21 23138127

E-mail: yangq@fosunpharma.com

with a copy (which shall not constitute notice) to:

Chengfei Ding

Baker & McKenzie LLP

Suite 3401, China World Tower 2

China World Trade Center

1 Jianguomenwai Dajie

Beijing 100004, PRC

Direct Line:+86 10 6535 3928

Fax: +86 10 6505 2309

Email: chengfei.ding@bakermckenzie.com

if to the Guaranteed Party, as provided in the Merger Agreement, or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail and receipt is confirmed, at the facsimile telephone number or email address specified in this Section 7, prior to 5:00 p.m., New York City time, on a Business Day, (ii) the first Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 7 (x) at or after 5:00 p.m., local time of the receiving party, on a Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given.

8.                                      CONTINUING GUARANTEE.  Unless terminated pursuant to this Section 8, this Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full.  Notwithstanding the foregoing, or anything express or implied in this Guarantee or otherwise, this Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Guarantee as of the earliest of: (i) the Effective Time, if the Closing is consummated and all amounts to be paid by Parent at the Closing pursuant to the Merger Agreement are so paid; (ii) termination of the

Merger Agreement in accordance with its terms under circumstances where no Parent Termination Fee or any other amount is payable, (iii) the three (3) month anniversary after the termination of the Merger Agreement in accordance with its terms and (iv) the fifteen (15) month anniversary of the date of this Guarantee (unless, in the case of clauses (iii) and (iv) above, the Guaranteed Party shall have commenced  arbitration against the Guarantor under and pursuant to this Guarantee prior to such termination, in which case this Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof).  Notwithstanding the foregoing, or anything express or implied in this Guarantee or otherwise, in the event that the Guaranteed Party or its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in respect of Guaranteed Obligations in excess of or to a greater extent than the Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 9 hereof) with respect to this Guarantee, the equity commitment letter by and between Guarantor and Parent, dated as of the date hereof (the “Equity Commitment Letter”), the Merger Agreement, any other agreement or instrument delivered in connection with this Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated hereby or thereby, in each case, other than Retained Claims (as defined in Section 9 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 9, then: (i) the obligations of the Guarantor under or in connection with this Guarantee shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Guarantee, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Guarantee, the Equity Commitment Letter, the Merger Agreement, any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby.

9.                                      NO RECOURSE.  The Guaranteed Party acknowledges and agrees that, as of the date of this Guarantee, the sole assets of Parent are cash in a de minimis amount (less than $1,000) and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs under the Merger Agreement.  Notwithstanding anything that may be expressed or implied in this Guarantee, the Merger Agreement, the Equity Commitment Letter, the Confidentiality Agreement dated July 27, 2013, by and among the Guaranteed Party, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. and the Guarantor, the Waiver and Confidentiality Agreement dated August 19, 2013, by and among the Guaranteed Party, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. and the Guarantor and the Waiver Agreement, dated as of February 17, 2014, by and among the Guaranteed Party, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. and the Guarantor (together with the Confidentiality Agreement dated July 27, 2013 and the Waiver and Confidentiality Agreement dated August 19, 2013, “the Confidentiality Agreements”) or in any agreement or instrument delivered or contemplated thereby (collectively, the “Transaction Agreements”) or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Guarantee, the other Transaction

Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, by its acceptance of the benefits of this Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a)                                 no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Parent’s and Merger Sub’s obligations under and pursuant to Sections 8.2, 8.3(c), 8.3(d), 9.11 and 9.12(c) of the Merger Agreement to pay the Parent Termination Fee to the Guaranteed Party and/or reimburse the costs and expenses of the Guaranteed Party if, as and when those obligations become payable and due under the Merger Agreement, and, without duplication, the Guarantor’s obligation to make cash payments to the Guaranteed Party under and pursuant to the terms of this Guarantee (subject to the Cap) and to otherwise comply with the terms of this Guarantee, (ii) Parent’s and Merger Sub’s obligation to cause the Equity Commitment Letter to be funded when and if the Guaranteed Party seeks specific performance of such obligation pursuant to the Merger Agreement and the Equity Commitment Letter, (iii) the obligations of Parent, Sponsor and the Rollover Investors to comply with the terms of the Support Agreement, (iv) certain Non-Recourse Parties’ obligations under, and pursuant to the terms of, the Confidentiality Agreements, the Other Guarantee and the Equity Commitment Letter and (v) for fraud, against any Non-Recourse Party (any claim described in clauses (i), (ii), (iii), (iv) and (v) against any of the Persons specified in clauses (i), (ii), (iii), (iv) and (v) or any of their respective permitted successors or assigns, collectively, the “Retained Claims”);

(b)                                 in the absence of fraud, no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any of its Affiliates, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; provided, however, that in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder (subject to the Cap); and

(c)                                  neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Guarantee and (ii) Parent, Merger Sub, Guarantor, Sponsor and the Rollover Investors in the Transaction Agreements.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter.  To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its security holders and Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party or any of its Affiliates has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter.  The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party.  Other than the Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Guarantee or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means the Guarantor and any and all former, current or future, direct or indirect general or limited partners, equity holders, stockholders, controlling persons, directors, officers, employees, agents, members, managers, management companies, assignees, Affiliates, subsidiaries or portfolio companies of the Guarantor (including but not limited to Parent and Merger Sub) and any and all former, current or future, direct or indirect general or limited partners, equity holders, stockholders controlling persons, directors, officers, employees, agents, members, managers, management companies, assignees, Affiliates, subsidiaries or portfolio companies of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors, assigns or agents of any of the foregoing).

10.                               GOVERNING LAW.  THIS GUARANTEE, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE THAT APPLY TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OR OF ANY OTHER JURISDICTION.

11.                               ARBITRATION.  Any dispute, controversy, difference or claim arising out of or relating to this Guarantee, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under HKIAC’s Administered Arbitration Rules in force when the Notice of Arbitration is submitted (it being understood and agreed that any Proceeding arising out of or relating to the Merger Agreement, the Support Agreement, the Guarantee for Sponsor and the Equity Commitment Letter for Sponsor shall be referred to and finally resolved by litigation in accordance with the provisions thereof).  The seat of the arbitration shall be Hong Kong.  The arbitral tribunal shall consist of three arbitrators; each party shall appoint one arbitrator and the third arbitrator, who shall act as the presiding arbitrator, shall be appointed by the two party appointed arbitrators.  Each arbitrator shall be an experienced U.S. qualified attorney.  If no agreement can be reached within the time period required by HKIAC, the presiding arbitrator shall be appointed by HKIAC.  The arbitral award shall be non-appealable, final and binding upon both parties. The arbitration proceedings shall be conducted in English.  The arbitral tribunal is hereby expressly authorized to establish such extension period as referred to in the fourth sentence of Section 9.13(a) of the Merger Agreement as it may deem appropriate.  This arbitration agreement shall be governed by the laws of Hong Kong, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

12.                               COUNTERPARTS.  This Guarantee may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Guarantee by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

13.                               THIRD PARTY BENEFICIARIES.  This Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Guarantee who may rely on and enforce the provisions of this Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

14.                               CONFIDENTIALITY.

This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Transaction Agreement.  This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or content of this Guarantee by the Guaranteed Party: (i) to its Affiliates and its representatives; or (ii) to the extent required by Law, the rules of any applicable securities exchange, or in connection with any SEC filing relating to the Merger (provided, that the Guaranteed Party will provide the Guarantor an opportunity to review such required disclosure in advance of such public disclosure being made) or (iii) in connection with any Proceeding related to the enforcement of the terms of this Guarantee, the Equity Commitment Letter or the Merger Agreement or seeking the specific performance of the obligations of the Guarantor under the Equity Commitment Letter.

15.                               MISCELLANEOUS.

(a)                                 This Guarantee, the Merger Agreement, the Equity Commitment Letter and the Confidentiality Agreements: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Guarantee, and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever.  No amendment, modification or supplement of this Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.  The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Non-Recourse Party in connection with this Guarantee except as expressly set forth herein by the Guarantor.  The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)                                 If any term, provision, covenant or restriction of this Guarantee is held by a court of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Guarantee shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof.  Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.  Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)                                  The descriptive headings herein are inserted for convenience of reference only and will not affect the meaning or interpretation of this Guarantee.

(d)                                 All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/ Qiyu Chen
Name: Qiyu Chen
Title: Chairman of the Board of Directors

[GUARANTEE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Chief Executive Officer

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